UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2015

THE WENDY’S COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-2207	38-0471180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Dave Thomas Blvd., Dublin, Ohio		43017
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (614) 764-3100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Wendy’s Company (the “Company”) had announced on October 5, 2015 that President and Chief Executive Officer Emil Brolick planned to retire from management duties with the Company in May, 2016. The Company had also announced that Mr. Brolick was expected to be succeeded by current Executive Vice President, Chief Financial Officer and International Todd Penegor. On December 17, 2015, the Company announced that Mr. Penegor will assume the position of President of the Company effective as of January 4, 2016 (which is the first day of the Company’s 2016 fiscal year).

Mr. Brolick is expected to continue as Chief Executive Officer until the transition of Mr. Penegor’s duties as Chief Financial Officer has occurred, which is expected by May, 2016. Mr. Brolick is also expected to continue to serve on the Board of Directors upon his retirement to ensure continuity of leadership and strategic focus for the Company.

The Company is currently conducting an external search for a Chief Financial Officer to succeed Mr. Penegor.

As President, Mr. Penegor will maintain his current responsibilities for finance, restaurant development, information technology and international, and will assume responsibility for operations, which will continue to be led by Executive Vice President and Chief Operations Officer Robert D. Wright.

Mr. Penegor, age 50, joined the Company in June 2013 and has served as Executive Vice President, Chief Financial Officer and International of the Company since December 2014. Mr. Penegor previously served as Senior Vice President and Chief Financial Officer of the Company from September 2013 to December 2014. Prior to joining the Company, Mr. Penegor worked at Kellogg Company, a global leader in food products, from 2000 to 2013, where he held several key leadership positions, including Vice President of Kellogg Company and President of U.S. Snacks from 2009 to June 2013, Vice President and Chief Financial Officer of Kellogg Europe from 2007 to 2009, and Vice President and Chief Financial Officer of Kellogg USA and Kellogg Snacks from 2002 to 2007. Prior to joining Kellogg Company, Mr. Penegor worked for 12 years at Ford Motor Company in various positions, including strategy, mergers and acquisitions, the controller’s office and treasury.

There were no arrangements or understandings between Mr. Penegor and any other persons pursuant to which Mr. Penegor will be named President. Neither Mr. Penegor nor any member of his immediate family has had (or proposes to have) a direct or indirect interest in any transaction in which the Company or any of its subsidiaries was (or is proposed to be) a participant that would be required to be disclosed under Item 404(a) of Regulation S-K.

Effective as of his assumption of the duties as President, Mr. Penegor’s annual base salary will be $900,000, payable in accordance with the Company’s normal payroll practices.

Mr. Penegor will continue to participate in the Company’s annual cash incentive compensation plan in effect for executive officers of the Company. Under such plan, Mr. Penegor will be eligible to receive a specified percentage of his base salary if targets and performance measures set by the Performance Compensation Subcommittee (the “Subcommittee”) are achieved. As President, Mr. Penegor’s annual target cash incentive opportunity beginning in 2016 will be 125% of his annual base salary.

Mr. Penegor will also be eligible to receive equity awards in 2016 with an award value within the range of $2,200,000 to $3,500,000 on the dates on which the Subcommittee grants awards to other executive officers of the Company. The Subcommittee will determine how the award will be allocated between stock options and such other forms of equity as the Subcommittee in its discretion determines.

On December 17, 2015, the Company also announced that R. Scott Toop, Senior Vice President, General Counsel and Secretary, will retire from the Company on January 17, 2016, following the expiration of the employment term under his employment agreement dated January 17, 2012. The Company is currently conducting an external search for a General Counsel and Secretary to succeed Mr. Toop.

Outstanding stock options held by Mr. Toop will vest pro rata through the date of expiration of the employment term and remain exercisable for a period of one year following expiration of his employment term. Outstanding performance units awarded in 2013 and held by Mr. Toop will vest based on the Company’s actual performance through the end of the performance period, which will end on January 3, 2016. Outstanding performance units awarded in 2014 and 2015 and held by Mr. Toop will vest pro rata through the date of expiration of the employment term, with the number of shares of the Company’s common stock issued determined based on the Company’s actual performance through the relevant performance period. Mr. Toop will also be entitled to receive an annual cash incentive plan payment for 2015 based on the Company’s actual performance under such plan through the end of the performance period, which will also end on January 3, 2016.

A copy of the press release announcing the events described in this Item 5.02 is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release issued by The Wendy’s Company on December 17, 2015.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WENDY’S COMPANY

Date: December 17, 2015	By:	/s/ Dana Klein
Dana Klein
Senior Vice President – Corporate and Securities Counsel, and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by The Wendy’s Company on December 17, 2015.